Exhibit 99.1

Level 3 Communications Issues Notice of Redemption for its 5.25% Convertible Senior Notes due 2011

BROOMFIELD, Colo., January 19, 2011 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that it called for redemption all of its outstanding $195,702,000 aggregate principal amount of 5.25% Convertible Senior Notes due 2011 at a price equal to 100.75% of the principal amount thereof. These notes mature on December 15, 2011. The redemption date is February 18, 2011.

Additional information regarding the redemption of the notes is available from The Bank of New York Mellon, the trustee with respect to the notes. The company intends to fund the redemption of the notes using a portion of the net proceeds of the sale of Level 3 Communications, Inc.’s newly issued 11.875% Senior Notes due 2019.

About Level 3 Communications
Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. For more information, visit www.level3.com.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as Level 3’s ability to: increase and maintain the volume of traffic on the network; successfully integrate acquisitions; develop effective business support systems; defend intellectual property and proprietary rights; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information
Media:	Investors:
Josh Howell	Mark Stoutenberg
720-888-3912	720-888-2518
Josh.Howell@level3.com	Mark.Stoutenberg@level3.com